As of: October 31, 2025
LADDER CAPITAL CORP

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) sets forth the policy of Ladder Capital Corp (together with its subsidiaries, the “Company” or “Ladder”) with respect to insider trading and disclosure of material, non-public information (“MNPI”). Compliance with this Policy is required of all employees1 and directors of the Company, as well as their Immediate Family Members.2
Employees should read this Policy in conjunction with the personal trading and reporting policies and procedures set forth in Ladder Capital Asset Management LLC’s (“LCAM”) Compliance Manual applicable to all employees. Further, this Policy is supplemental to, and should not be interpreted to modify, any confidentiality agreements between the Company and its employees and directors. All references to specific Company officers in this Policy include such officers’ designee(s).
1.    Prohibition Against Trading and Tipping While Aware of Material, Non-Public Information
It is a violation of the federal securities laws and Company policy for any person to buy or sell any of the Company’s securities if one is in possession of MNPI. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of material non-public information relating to the Company or its securities. “Material” information generally is defined as information that a reasonable investor is substantially likely to consider important in making investment decisions, information that would be viewed by a reasonable investor as significantly altering the total mix of information available or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information is “non-public” until it has been effectively disseminated broadly to investors in the marketplace.
Furthermore, it is illegal for any person in possession of MNPI to “tip” that information to another person or to recommend the purchase or sale of any of the Company’s securities (e.g., shares, bonds and derivatives). In that case, both the “tippee” and the “tipper” may be liable. It, therefore, violates Company policy for any person to use such MNPI for personal benefit or to improperly disclose it to others.
1     For purposes of this policy, employees shall include consultants. In addition, this Policy is not an express or implied contract of employment and does not create any contractual rights of any kind between the Company and individuals subject to this Policy.
2     An “Immediate Family Member” is any person’s family member who resides with such person (including a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, fiancé, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), and any family member who does not live in such person’s household but whose transactions in securities are directed by such person or are subject to such person’s influence or control. Note that the provision “such person’s influence or control” is meant to cover entities including, but not limited to, family trusts, family limited partnerships, closely-held corporations and similar entities controlled by such person.

These prohibitions also apply to MNPI about any other company that has been obtained in the course of a person’s work for Ladder.3
The Company forbids any employee and director to trade (buy or sell) the Company’s securities, either personally or on behalf of others, while in possession of MNPI and to communicate MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.”
The term “insider trading” is not defined in the federal securities laws, but generally refers to trading in securities (whether or not one is an “insider”) while in possession of MNPI or communicating MNPI to others who thereafter trade while in possession of that information. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:
•trading by a Company insider while in possession of MNPI;
•trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, was “misappropriated” by the non-insider, or was “tipped” to the non-insider by a misappropriator; or
•wrongfully communicating, or “tipping,” MNPI to others who thereafter trade while in possession of that information.
No simple bright-line test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Material information often relates to a company’s results and operations, whether positive or negative and depending on the facts and circumstances could include, for example, dividend changes, unexpected earnings results, changes in previously released earnings estimates, merger or acquisition discussions, proposals or agreements, proposed tender offers or purchases or sales of blocks of securities, purchases or sales of assets, litigation, bankruptcy proceedings, liquidity issues, changes in borrowing, entering into certain agreements, increases or decreases in business activity, loss or gain of a customer, a cybersecurity incident, and management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. It should also be noted that materiality may depend on the type of securities involved in the analysis. Materiality can frequently be uncertain and, because a person’s actions will be judged with hindsight, caution should be exercised. If an employee has any questions in this area, the employee should contact the Company’s Senior Regulatory Counsel and Chief Compliance Officer (“CCO”) or the Company’s Chief Administrative Officer and General Counsel (“GC”). In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company or any other employee pursuant to this
3     See Appendix A for the Company’s additional procedures to prevent insider trading on MNPI about other issuers or securities.

Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under federal securities laws.
Information is “non-public” until it has become “public” by having been effectively disseminated broadly to investors in the marketplace or the information otherwise has become generally public. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is non-public, unless you can point to the official release of that information by the Company in at least one of the following ways: a public filing with the Securities and Exchange Commission (“SEC”), disclosure via the Dow Jones “broad tape,” Reuters Economic Services, The Wall Street Journal or through a widely disseminated Company press release, and in each case, after sufficient time has passed so that the information has been disseminated widely.
This Policy continues to apply to all employee and director transactions in Company securities even after an employee or director has terminated one’s relationship with the Company. If an employee or director is aware of MNPI when their employment or service relationship terminates, such person may not trade in Company securities until that information becomes public or is no longer material. Questions or concerns regarding whether any continuing non-public information remains material should be directed to the CCO or GC.
2.    Restrictions on Selective Disclosure of Material, Non-Public Information
Persons covered by this Policy may only disclose MNPI about the Company as necessary for internal Company business on a confidential basis to a person who has agreed to hold such information in confidence or to employees and advisers on a need-to-know basis. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by stockholders, the financial press, investment analysts or others in the media or financial communities.
All communications with investors, investor representatives, securities analysts and securities professionals shall be made by the Company’s designated spokespersons as defined in the Company’s “Policy on Compliance with Regulation FD.” All requests for information about the Company from stockholders, the financial press, investment analysts and others in the media or financial communities, whether or not involving confidential or non-public information, should be directed to the designated spokespersons. If any employee or director should inadvertently selectively disclose any MNPI to any person (not covered by the exceptions above), Company policy requires that such inadvertent disclosure be reported immediately to the CCO or GC. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or non-public nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of confidentiality or numerous other reasons. Applicable law (Regulation FD, in particular) generally requires the Company to publicly disclose promptly the information that had been inadvertently disclosed.
3.    Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to the Company’s expectations regarding appropriate behavior of its employees and directors. Employees and directors are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influence any person or entity.
This Policy is not intended to discourage or prohibit appropriate communications between employees and directors of the Company and other market participants and trading counterparties. Employees and directors should consult with the CCO or GC regarding questions about the appropriateness of any communications.
4.    Penalties for Trading on MNPI
Severe penalties exist for companies and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and prison sentences. For example, fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided. If a person is convicted in a criminal insider trading prosecution, such person may be subject to a maximum of $5 million in fines as an individual (up to $25 million for a business entity), up to 20 years imprisonment, or both fine and imprisonment. The Company will not protect employees and directors from these penalties and will not be obligated to pay legal fees, penalties, or other costs incurred by employees or directors found guilty of insider trading.
5.    Window Periods and Pre-Clearance Procedures
It is not permissible for any employee, director, or Immediate Family Member to engage in any transaction in or transfer (e.g., gifts) of the Company’s securities (e.g., LADR) without first obtaining pre-clearance of the transaction from, in the case of employees, ComplySci, or, in the case of non-employee directors, the CCO. ComplySci or the CCO, as applicable, will pre-clear any transaction that complies with this Policy and applicable securities law and occurs inside a period in which transactions are permitted (a “Window Period”). If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for one business day. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again. As an added control and to assist the Company with Section 16 reports (discussed below), Section 16 employees must also obtain pre-approval from the CCO for any LADR transactions that are transacted outside of a Rule 10b5-1 trading plan.
6.    Quarterly Permitted Trading Period
Generally, a “Window Period” shall mean the period beginning one business day following the release by the Company of its quarterly or annual financial results for the immediately preceding fiscal quarter or year and ending immediately preceding the 15th calendar day before the end of the next fiscal quarter, to the extent that the Company believes it does not have MNPI. The release of quarterly or annual financial results has the potential to have a material effect on the market for the Company’s securities. Except for the exercise of options, a quarterly blackout period is imposed to avoid even the appearance of insider trading. A person in possession of MNPI about the Company may not engage in any transaction involving the Company’s securities either outside or inside the Window Period.
7.    Event-Specific Blackout Period
From time to time, an event may occur that is material to the Company and is known by only certain parties. So long as the event remains material and non-public, trading in the Company’s securities will be prohibited either for the whole Company or designated individuals. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
8.    Managed Accounts
These Sections 5, 6, and 7 do not apply to the purchase or sale of securities in Managed Accounts, provided that there are no communications with the trustee, money manager or other investment adviser who has discretion over the funds. A “Managed Account” is an account over which the employee, director, or Immediate Family Member has no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis. Notwithstanding the foregoing, employees and directors should consider asking their advisers to refrain from trading in Company securities to prevent any future misunderstandings or inadvertent trades.
9.    Employee Benefit Plan Blackout Periods4
Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR prohibit executive officers and directors of a public company from directly or indirectly acquiring or disposing of any equity securities of that public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include 401(k) plans, profit sharing plans, stock bonus plans and money purchase pension plans. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Policy Statement extends this prohibition to all employees.
10.    Rule 10b5-1 Plans
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense to a claim of insider trading by providing that a person will not be viewed as having traded on the basis of MNPI if that person can demonstrate that the
4     Currently not applicable.

transaction was effected pursuant to a written plan (or contract or instruction) that complies with Rule 10b5-1 (including the cooling-off periods below and limitations on multiple overlapping plans and single trade plans) was established before the person became aware of that information. Rule 10b5-1 plans permit trades to occur during Company blackout periods or at a time when the insider is otherwise in possession of MNPI.
As a matter of Company policy, no person or entity subject to this Policy may adopt, modify, suspend or terminate an automatic investment plan under Rule 10b5-1 at any time without prior clearance by the CCO. Before entering into a trading plan, such persons or entities must contact the CCO to inquire if a blackout period is in effect and to obtain pre-clearance of the contemplated plan. In addition, such persons or entities may only adopt, modify or terminate a trading plan in good faith and only when they are not in possession of MNPI about the Company or the Company’s securities. Furthermore, employees and directors may only adopt, modify or terminate a trading plan during a Window Period and may not enter into such a plan during an employee benefit plan blackout period. Once a trading plan is pre-cleared and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and Section 16 officers ends on the later of: (i) 90 days following the trading plan adoption or modification; or (ii) one business day following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required. After the requisite cooling-off period has elapsed, transactions made pursuant to such plan, other than amendments or modifications, will not require additional pre-clearance, as long as the plan specifies the dates, prices and amounts of the contemplated transactions or establishes a formula for determining dates, prices and amounts. Once the plan is adopted, the adoptee of the plan must not exercise any influence over the amount of securities to be traded, the price at which such securities are to be traded or the date of the trade. As discussed below “11. Beneficial Ownership Forms Required by the SEC,” transactions made under an automatic investment plan need to be promptly reported on Form 4.
11.    Beneficial Ownership Forms Required by the SEC
Section 16 of the Exchange Act and the SEC’s rules thereunder require all of the officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.5 Note that the beneficial ownership reporting requirements do not apply to all employees of the Company; these requirements, as well as the “short-swing” profit disgorgement provisions, apply only to the parties listed in the prior sentence. The term “officer” is specifically defined for Section 16 purposes and includes the principal officers of the Company and may include officers
5 The forms required to be filed pursuant to Section 16 are described in Appendix B.

of subsidiaries.6 Employees with questions about their status for Section 16 reporting purposes should consult with the GC or CCO.
Section 16 reports must be filed electronically with the SEC via EDGAR next and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company has established a program to assist officers and directors in preparing and filing these forms. The Company can only facilitate compliance by officers and directors to the extent they timely provide the Company with the information required by the program. The Company does not assume any legal responsibility in this regard.

12.    Prohibition Against Short Selling
It violates Company policy for any employees or directors of the Company to sell any equity security of the Company if such person either: (i) does not own the security sold; or (ii) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation unless such sale is approved in writing by the CCO. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Ladder’s performance.
13.    Prohibition Against Trading in Derivatives and on Margins
It violates Company policy for any director or employee, or any of their designees, to purchase, sell or engage in any transaction involving any derivative securities related to any equity securities of the Company or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, prepaid variable forward contract, equity swap, collar, exchange fund, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any exercise of Company stock options pursuant to the Company’s Omnibus Incentive Plan or any other benefit plans that may be adopted by the Company from time to time, any sale of Company stock in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option, when no Company common stock is sold in the market to fund the stock option exercise price or any related taxes.
Securities held in a margin account or pledged as collateral for a loan may be sold without the holder’s consent by the broker if such holder fails to meet a margin call or by the
6 Ladder’s Board of Directors has designated: (i) the Chief Executive Officer; (ii) President; (iii) Chief Financial Officer; (iv) Chief Accounting Officer; (v) Chief Administrative Officer and General Counsel; and (vi) Head of Asset Management as “officers” for purposes of Section 16(b) of the Exchange Act.

lender in foreclosure if such holder defaults on the loan. Because a margin or foreclosure sale may occur at a time when a director or employee is aware of MNPI or is otherwise not permitted to trade in Company securities, employees and directors are prohibited by Company policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
14.    Annual Certification
All employees of the Company are required to execute and deliver an annual statement to the CCO certifying that such person has complied with this Policy at all times from the date hereof (or such lesser time as such person has been covered hereby).
The Company expects strict compliance with the foregoing policies by all Company employees and directors. Any failure to observe these guidelines may result in serious legal difficulties for the employee or director, as well as the Company. Furthermore, any failure to follow the letter and spirit of this Policy will be considered a matter of extreme seriousness and may serve as a basis for termination.

15.    Reporting of Violations
Any person who believes that a violation of this policy has taken place shall report such violation promptly to the Company’s CCO or GC.
Any doubt as to the responsibilities under these guidelines can be addressed to the Company’s CCO or GC.

APPENDIX A TO INSIDER TRADING POLICY
MNPI Regarding Other Issuers or Securities
In addition to obtaining MNPI regarding the Company, Ladder and its employees may obtain MNPI about other issuers or securities. For this reason, employees must pre-clear purchases and sales of any securities of other issuers via ComplySci. This Appendix sets forth certain possible sources of such information as well as the Company’s procedures to prevent insider trading with respect of this information.
1.    Sources of MNPI Regarding Other Issuers or Securities
Materiality entails a “facts and circumstances” inquiry and must be assessed on a case-by-case basis. Material information often relates to a company’s results and operations, whether positive or negative and depending upon the facts and circumstances could include, for example, dividend changes, unexpected earnings results, changes in previously released earnings estimates, merger or acquisition discussions, proposals or agreements, proposed tender offers or purchases or sales of blocks of securities, purchases or sales of assets, litigation, bankruptcy proceedings, liquidity issues, changes in borrowing, entering into certain agreements, increases or decreases in business activity, loss or gain of a customer, a cybersecurity incident, and management developments. Material information also may relate to the market for an issuer’s securities.
The most likely scenarios in which Ladder and its employees may obtain MNPI include:
Capital Markets Transactions. The Company and its employees may obtain MNPI through their exploration of corporate debt and equity transactions, including mergers and acquisitions, with various public and private companies (“third-party companies”). The MNPI could concern the third-party companies with which the Company is having communications or separate entities with which the third-party companies have business relationships.
Loan Originations and Securitizations. Either at the time of origination or thereafter, the Company may obtain information relating to a loan(s) included in a CMBS or CLO securitization(s) that may affect the value of the securities issued by such securitization trust(s) in either a primary offering or the secondary market. In addition, as a participant or investor in new issue securitizations, the Company may obtain MNPI about loans in the pool or other securities. MNPI concerns generally should not arise if securities are acquired at, or very soon after, closing, as all material information is required to be in the prospectus supplement. Asset-related information may be obtained pursuant to either an express or implicit confidentiality agreement that precludes the Company from trading on such information. The Company maintains a database of all executed confidentiality agreements on its shared drive.
Borrower or Sponsor Information. The Company and its employees may obtain MNPI from its dialogue with borrowers or sponsors (potential and existing) that are public companies as well as from other borrowers or sponsors. Such MNPI could affect the value of securities
Appendix A-1

issued by such public company or issued by a CMBS or CLO securitization trust that contains loans related to such borrowers or sponsors.
“Value-Add” Business Contacts. There is a risk that employees may obtain MNPI from investors or other third party business contacts who are affiliated with a public company or investment adviser or that otherwise raise the risk of coming into possession of MNPI.
Assessments of materiality involve highly fact-specific inquiries and should be discussed with the CCO or GC. The CCO or GC, in consultation with Securitization and Trading for information related to loan originations and securitizations, will then decide if the company or security should be added to the CMBS Restricted List (as defined below).
2.    Procedures to Prevent Insider Trading
The Restricted Lists. The Company maintains two restricted lists (together, the “Restricted Lists”).
    First, the Company maintains the “LCC Restricted List,” a list of company names for which trading in corporate securities (both equity and debt) is restricted as a result of: (i) the Company having MNPI regarding such issuer; (ii) a non-disclosure or other agreement; or (iii) as the CCO or GC may determine. The LCC Restricted List applies to all personal trading by Ladder employees and Immediate Family Members as well as trading on behalf of the Company. Employees do not have access to the LCC Restricted List. Instead, for personal accounts, they become aware that a particular security is restricted when their trading pre-clearance request is denied in ComplySci. Traders acting for the Company must receive prior approval from the CCO or GC before investing in any corporate security (both equity and debt). As an additional control, the CCO also reviews LCC’s transactions on daily trade blotters.
Second, Ladder maintains a “CMBS Restricted List” which restricts Ladder’s trading in securities issued by a CMBS securitization trust (including a CRE CLO) about which the Company may have MNPI. Access to the CMBS Restricted List is limited to Trading, senior management, the CCO and the GC.
The CCO shall discuss the Restricted Lists with designated senior management and the traders on a need-to-know basis. No one who receives a Restricted List may disclose its contents to any other person, except as the CCO or GC may approve.
If an employee believes to possibly be in possession of MNPI, whether or not such employee is seeking to trade personally or on behalf of Ladder, such employee should endeavor to limit the further dissemination of such information and immediately notify the CCO or GC to determine next steps. If the CCO or GC, in consultation with Securitization and Trading for information related to loan originations and CMBS or CLO securitizations, if applicable, concludes that the information is MNPI or is sensitive information that could create “the appearance of impropriety” if Ladder or one of its employees trades based upon it, the CCO will add the issuer or security, as applicable, to the CMBS Restricted List and trading in those securities will be prohibited.  The CCO will seek to retain appropriate records memorializing the
Appendix A-2

information, its source, and the date that the information was received. Further, the Company will endeavor not to place any trades in securities for which it or, to the Company’s knowledge, any of its employees has MNPI. To prevent proprietary trades in the restricted security, the CCO will share the revised CMBS Restricted List with the traders and members of senior management, as appropriate. The CCO shall endeavor to confirm that no proprietary trading in the restricted securities has occurred by reviewing the relevant trade reports and other securities holdings reports for the Company.

The CCO may also take some or all of the following steps as deemed necessary in her discretion:

•Depending upon the circumstances, the CCO or GC may inform the Company’s Board of Directors of the addition to the LCC Restricted List and may suggest that they consider including such company or security on their companies’ respective restricted lists as well;

•Review Ladder’s Insider Trading policies and procedures with the employees who are known to have MNPI and/or any other employees;

•Review the emails, Bloomberg chats, and/or Text365 of the employees who are known to have MNPI more frequently, including conducting key word searches of all employees’ emails and/or Bloomberg chats for the information in question;

•Prohibit other employees from trading the security in question; and

•Conduct annual legal and compliance training.

The CCO shall endeavor to review the Restricted Lists periodically with members of senior management and the traders, as appropriate, to determine whether securities can be removed from the respective Restricted Lists because the information the Company has is no longer material or non-public. Trading in affected securities may resume when the CCO determines that the information has become public and/or immaterial or if the Company never actually received MNPI regarding the issuer or security. At such time, the CCO will retain records to indicate the date that trading was allowed to resume and the reason for the resumption. The CCO or GC will remove the security from the Restricted List in ComplySci and will update members of senior management and the traders, as appropriate.

If either the Company or an employee trades in a security on the LCC Restricted List, or in the case of the Company, the CMBS Restricted List, the CCO will be responsible, in consultation with the GC, and outside counsel as warranted, for determining the appropriate course of action. All such investigations will be documented by the CCO.
Security of MNPI. The Company may employ the following procedures with respect to the handling and safeguarding of MNPI to endeavor to avoid exposure to employees who do not “need to know” the information and all non-employees (e.g., persons visiting Company offices):
•Maintain all hard copy MNPI in a secure location;
Appendix A-3

•To the extent practical, handle all loose documents or papers containing MNPI in a manner designed to avoid exposure to anyone other than relevant employees;

•Save computer files and other electronic data containing MNPI in a restricted folder on a secure, password-protected network;

•Require all employees to take reasonable precautions to prevent others from obtaining their passwords;

•Remind employees not to discuss any MNPI in an elevator or other public place with any other person;

•Prohibit employees from discussing MNPI with relatives, friends, or anyone else who does not meet the “need to know” standard; and

•Dispose of hard copy MNPI via locked shredding bins located in the office.
3.    Periodic Compliance Reviews
Compliance with this Insider Trading Policy is supported by the Company by such methods as:
•Annual legal and compliance training;

•Annual certification of compliance with LCAM’s Compliance Manual, including the General Code of Ethics and this Policy;
•Periodic audit of the Company’s trade log and employee personal trading accounts to ensure that trades do not include securities on the Restricted Lists; and
•Periodic email asking employees about their knowledge regarding information on various securitizations.

Appendix A-4

APPENDIX B TO INSIDER TRADING POLICY
SECTION 16 FILINGS: FORMS 3, 4 AND 5
A Form 3 must be filed within 10 days of becoming an officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.
A Form 4 must be filed to report acquisitions and dispositions of Company securities, including: (i) any open market sale or purchase of Company securities; (ii) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options); (iii) any receipt or disposition of shares (e.g., gifting or withholding shares for tax purposes); (iv) any transfers to or from indirect forms of ownership, such as transfers to trusts; and (v) any intra-plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of automatic investment programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the officer or director is notified of the transaction. However, if the officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of a purchase).
A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an officer or director at any time during the fiscal year to report: (i) certain small acquisitions of Company securities; and (ii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

Appendix B